Exhibit 99.1

The Habit Restaurants, Inc. Announces Fourth Quarter and Full Year 2014 Financial Results

IRVINE, CA, March 10, 2015 – The Habit Restaurants, Inc. (NASDAQ: HABT) (“The Habit” or the “Company”), today announced financial results for its fourth quarter and fiscal year ended December 30, 2014.

Highlights for the fourth quarter ended December 30, 2014:

•	Total revenue for the 13-week fourth quarter of 2014 was $48.4 million compared to $35.5 million in the 14-week fourth quarter of 2013. Fourth quarter 2013 results included approximately $2.5 million in revenue attributed to the extra week. Excluding the additional week of sales in the fourth quarter of 2013, revenue increased by 46.7%.

•	Company-wide comparable restaurant sales increased 13.2% on a comparable 13-week basis.

•	Net income for the fourth quarter of 2014 was $0.6 million compared to $1.4 million in the fourth quarter of 2013.

•	Adjusted fully distributed pro forma net income(1) for the fourth quarter of 2014 was $0.7 million, or $0.02 per fully distributed weighted average share.

•	Adjusted EBITDA(1) increased 41.5% to $5.3 million for the fourth quarter of 2014, compared with $3.7 million for the fourth quarter of 2013.

•	The Company opened 11 restaurants during the fourth quarter of 2014 to finish the year with 109 company-owned locations and one licensed location.

(1)	Adjusted fully distributed pro forma net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

“2014 was a remarkable year for The Habit. Among the highlights were the opening of our 100th Habit restaurant, the opening of our first restaurant on the East Coast and our burger being named the “best tasting burger in America” by one of America’s leading consumer magazines. We also completed our IPO and reported our 44th consecutive fiscal quarter of positive comparable restaurant sales growth,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc. “We believe that our commitment to quality, the warm and inviting atmosphere of our stores, our ability to consistently deliver genuine hospitality and deliver exceptional value position us well to continue our growth in the fast casual restaurant segment.”

Fourth Quarter 2014 Financial Results Compared with Fourth Quarter 2013

Total revenue was $48.4 million compared to $35.5 million in the fourth quarter of 2013. The Company’s fourth quarter of 2014 included 13 weeks compared to 14 weeks in the fourth quarter of 2013. Revenue in the fourth quarter of 2013 attributed to the extra week totaled approximately $2.5 million. Excluding the additional week of sales in the fourth quarter of 2013, revenue increased by 46.7%.

Comparable restaurant sales increased 13.2% for the 13-week period ended December 30, 2014 compared to the 13-week period ended December 31, 2013. The increase in comparable restaurant sales was driven primarily by a 5.1% increase in average transaction amount and a 7.7% increase in transactions.

Net income for the fourth quarter of 2014 was $0.6 million, compared to $1.4 million in the fourth quarter of 2013.

Adjusted fully distributed pro forma net income in the fourth quarter of 2014 was $0.7 million, or $0.02 per fully distributed weighted average share, compared to $0.5 million, or $0.02 per fully distributed weighted average share, in the fourth quarter of 2013. Fourth quarter 2013 results included a $0.01 per fully distributed weighted average share positive impact due to an extra operating week. A reconciliation between GAAP net income and adjusted fully distributed pro forma net income is included in the accompanying financial data.

Fiscal Year 2014 Financial Results Compared with Fiscal Year 2013

Total revenue increased 45.1% to $174.6 million, compared to $120.4 million in fiscal year 2013. The Company’s 2013 fiscal year included 53 weeks compared to 52 weeks in fiscal year 2014. Revenues in fiscal year 2013 attributed to the extra week totaled approximately $2.5 million. Excluding the additional week of sales in 2013, revenue increased by 48.2%.

Comparable restaurant sales increased 10.7% for the 52-week period ended December 30, 2014 compared to the 52-week period ended December 31, 2013. The increase in comparable restaurant sales was driven primarily by a 3.7% increase in average transaction amount and a 6.8% increase in transactions.

Net income for the fiscal year 2014 was $7.6 million, compared to $5.8 million in the fiscal year 2013.

Adjusted fully distributed pro forma net income increased 82.3% to $4.1 million, or $0.16 per fully distributed weighted average share, during the fiscal year 2014, compared to $2.2 million, or $0.09 per fully distributed weighted average share, during the fiscal year 2013. Fiscal year 2013 results included a $0.01 per share positive impact due to an extra operating week. A reconciliation between GAAP net income and adjusted fully distributed pro forma net income is included in the accompanying financial data.

Initial Public Offering

On November 25, 2014, the Company completed its initial public offering (“IPO”) of shares of its common stock at $18.00 per share. The Company sold a total of 5,750,000 shares of its Class A common stock, which included 750,000 shares sold pursuant to the full exercise of the underwriters’ option to purchase additional shares. Total net proceeds to the Company from the offering, after deducting underwriter discounts and commissions and estimated offering expenses, were approximately $92.3 million. The Company used the net proceeds to purchase common units from its operating subsidiary, The Habit Restaurants, LLC. The Habit Restaurants, LLC used a portion of the proceeds to repay $13.9 million under its existing credit facility and to repay approximately $30 million to extinguish a bridge loan. The Habit Restaurants, LLC has and will continue to use the remaining proceeds to support our growth, for working capital, and for general corporate purposes.

2015 Outlook

The Company currently anticipates the following for its fiscal year 2015:

•	Total revenue between $216 to $219 million

•	Comparable restaurant sales growth of 2.5% to 3.0% (with comparable sales expected to grow at a level above the full fiscal year average in the first half of 2015);

•	The opening of 26 to 28 company-owned restaurants and three to five franchised restaurants; and

•	Restaurant contribution margin of 20.4% to 20.7%

•	General and administrative expenses of $23.0 million to $23.5 million, including $1.4 million of non-cash stock compensation expense related to existing equity compensation programs, as well as costs associated with additional non-cash incentive programs expected to occur during 2015

•	Capital expenditures of $26.0 to $28.0 million

•	An effective tax rate of approximately 43%, which assumes the conversion of all common units of The Habit Restaurants, LLC for shares of our Class A common stock which would eliminate the non-controlling interest

Conference Call

The Company will host a conference call to discuss financial results for the fourth quarter and fiscal year 2014 today at 5:00 PM Eastern Time. Russ Bendel, President and Chief Executive Officer and Ira Fils, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing (877) 407-0789 or for international callers by dialing (201) 689-8562. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 13601104. The replay will be available until Tuesday, March 17, 2015. The conference call will also be webcast live from the Company’s corporate website at ir.habitburger.com under the “Events” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

The following definitions apply to these terms as used in this release:

Comparable restaurant sales reflect the change in year-over-year sales in our comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations.

Average Unit Volumes (AUVs) are calculated by dividing revenue for the trailing 52-week period for all company-owned restaurants that have operated for 12 full periods by the total number of restaurants open for such period. For purposes of the AUV calculation in 2013, we used the last 52 of the 53 weeks of the fiscal year.

Adjusted fully distributed pro forma net income includes net income attributable to The Habit Restaurants, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring items, (iii) assuming the exchange of all common units of The Habit Restaurants, LLC (the “LLC”) into shares of our Class A common stock, which results in the elimination of non-controlling interest in the LLC, (iv) reflecting an adjustment for income tax expense on fully distributed pro forma net income before income taxes at our estimated long term effective income tax rate, and (v) adjusted for the effects of additional costs of being a public company. Adjusted fully distributed pro forma net income is a non-GAAP financial measure because it represents net income attributable to The Habit Restaurants, Inc, before non-recurring items and the effects of non-controlling interests in the LLC. We use adjusted fully distributed pro forma net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone and eliminates the variability of non-controlling interest as a result of member owner exchanges of common units of The Habit Restaurants, LLC into shares of our Class A common stock.

Adjusted fully distributed pro forma net income per share is calculated using adjusted fully distributed pro forma net income as defined above and assumes the exchange of all common units of The Habit Restaurants, LLC into shares of our Class A common stock.

EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, represents EBITDA plus pre-opening costs, stock-based compensation, loss on disposal of assets, legal settlement, management and consulting fees, costs associated with becoming a public company and the additional operating week in the 2013 fiscal year.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a fast casual restaurant concept that specializes in preparing fresh, made-to-order char-grilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade albacore tuna cooked over an open flame. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 100 restaurants in 10 markets throughout California, Arizona, Utah and New Jersey.

Contacts

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our final prospectus related to our initial public offering dated November 19, 2014, including the sections thereof captioned “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These filings and future filings are available online at www.sec.gov, ir.habitburger.com or upon request from The Habit Burger Grill.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those discussed above. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. However, when analyzing the Company’s operating performance, investors should not consider adjusted earnings per fully distirbuted weighted average share or adjusted fully distributed pro forma net income in isolation or as substitutes for net income (loss), cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with U.S. GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies.

Consolidated Statement of Operations Data:	14 Weeks Ended(a)		13 Weeks Ended		53 Weeks Ended(a)		52 Weeks Ended
(dollar amounts in thousands except share and per share data, operating results are presented as a % of restaurant revenue)	December 31, 2013		December 30, 2014		December 31, 2013		December 30, 2014
Revenue
Restaurant Revenue	$35,484	100.0%	$48,335	100.0%	$120,373	100.0%	$174,544	100.0%
Franchise/license revenue	—	0.0%	19	0.0%	—	0.0%	75	0.0%

Total revenue	35,484	100.0%	48,354	100.0%	120,373	100.0%	174,619	100.0%
Operating expenses
Restaurant operating costs (excluding depreciation and amortization)
Food and paper costs	11,268	31.8%	16,332	33.8%	38,789	32.2%	58,260	33.4%
Labor and related expenses	10,656	30.0%	14,536	30.1%	35,782	29.7%	51,898	29.7%
Occupancy and other operating expenses	5,673	16.0%	7,700	15.9%	18,906	15.7%	27,184	15.6%
General and administrative expenses	3,577	10.1%	5,429	11.2%	12,634	10.5%	18,002	10.3%
Depreciation and amortization expense	1,884	5.3%	2,481	5.1%	6,008	5.0%	8,472	4.9%
Pre-opening costs	777	2.2%	754	1.6%	1,754	1.5%	1,902	1.1%
Loss on disposal of assets	8	0.0%	26	0.1%	15	0.0%	141	0.1%

Total operating expenses	33,843	95.4%	47,258	97.8%	113,888	94.6%	165,859	95.0%

Income from operations	1,641	4.6%	1,096	2.3%	6,485	5.4%	8,760	5.0%
Other expenses
Interest expense	220	0.6%	153	0.3%	735	0.6%	909	0.5%
Income before income taxes	1,420	4.0%	943	2.0%	5,750	4.8%	7,851	4.5%
Provision for income taxes	—	0.0%	299	0.6%	—	0.0%	299	0.2%

Net income	$1,420	4.0%	$644	1.3%	$5,750	4.8%	$7,552	4.3%
Less: net income attributable to non-controlling interest	(1,420)	-4.0%	(676)	-1.4%	(5,750)	-4.8%	(7,584)	-4.3%

Net income (loss) attributable to Habit Restaurants, Inc.	$—	0.0%	$(32)	-0.1%	$—	0.0%	$(32)	0.0%

Net loss attributable to Habit Restaurants, Inc. per share Class A common stock
Basic			$(0.00)				$(0.00)
Diluted			$(0.00)				$(0.00)

Weighted average shares of Class A common stock outstanding:
Basic			8,974,550				8,974,550
Diluted			8,974,550				8,974,550

(a)	We operate on a 52- or 53-week fiscal year ending on the last Tuesday of each calendar year for financial reporting purposes. Each of our fiscal quarters consists of 13 weeks, with the exception of a 53-week year in which the fourth quarter has 14 weeks. The 2013 fiscal year contained 53 weeks.

	Fiscal Year Ended
Selected Balance Sheet and Selected Operating Data (dollar amounts in thousands)	December 31, 2013	December 30, 2014
Balance Sheet Data-Consolidated (at period end):
Cash and cash equivalents	$122	$49,469
Property and equipment, net(1)	50,076	65,668
Total assets	77,881	158,622
Total debt(2)	13,966	2,478
Total members’/stockholders’ equity	45,067	116,957
Other Operating Data (unaudited):
Total restaurants at end of period	85	110
Company-owned restaurants at end of period	85	109
Comparable restaurant sales growth(3)	3.6%	10.7%
Company-owned average unit volumes	$1,634	$1,823

(1)	Property and equipment, net consists of property owned or leased, net of accumulated depreciation and amortization.
(2)	Total debt consists of borrowings under our credit facility and deemed landlord financing.
(3)	Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable restaurant base. A restaurant enters our comparable restaurant base in the accounting period following its 18th full period of operations.

The following table includes a reconciliation of net income to adjusted EBITDA:

	14 Weeks Ended(f)	13 Weeks Ended	53 Weeks Ended(f)	52 Weeks Ended
Adjusted EBITDA Reconciliation (amounts in thousands)	December 31, 2013	December 30, 2014	December 31, 2013	December 30, 2014
Net income	$1,420	$644	$5,750	$7,552
Non-GAAP adjustments:
Provision for income taxes	—	299	—	299
Interest expense, net	220	153	735	909
Depreciation and amortization	1,884	2,481	6,008	8,472

EBITDA	$3,524	$3,577	$12,492	$17,232

Stock based compensation expense(a)	44	211	260	515
Management fees(b)	24	521	144	635
Loss on disposal of assets(c)	8	26	15	141
Legal settlement (d)	—	—	(9)	—
Pre-opening costs(e)	777	754	1,754	1,902
2013 Additional operating week (f)	(661)	—	(661)	—
Costs associated with becoming a public company	—	168	—	613

Adjusted EBITDA	$3,716	$5,257	$13,996	$21,038

(a)	Includes non-cash, stock-based compensation.
(b)	Includes management fees and other out-of-pocket costs incurred by us and payable to our Sponsor.
(c)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(d)	One-time credit related to the settlement of a legal matter.
(e)	Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and opening date of our restaurants.
(f)	We operate on a 52- or 53-week fiscal year ending on the last Tuesday of each calendar year for financial reporting purposes. Each of our fiscal quarters consists of 13 weeks, with the exception of a 53-week year in which the fourth quarter has 14 weeks. The 2013 fiscal year contained 53 weeks.

The following is a reconciliation of GAAP net income and net income per share to adjusted fully distributed pro forma net income and adjusted fully distributed pro forma net income per share:

	14 Weeks Ended(a)	13 Weeks Ended	53 Weeks Ended(a)	52 Weeks Ended
(dollar amounts in thousands except share and per share data)	December 31, 2013	December 30, 2014	December 31, 2013	December 30, 2014
Net income	$1,420	$644	$5,750	$7,552
Management fees (b)	24	521	144	635
Incremental public costs as reported	—	168	—	613
Pro forma incremental public costs (c)	(500)	(500)	(2,000)	(2,000)
Income tax expense as reported	—	299	—	299

Fully distributed pro forma net income before income taxes	944	1,132	3,894	7,099
Income tax expense on fully distributed pro forma income before income taxes (d)	402	482	1,657	3,021

Adjusted fully distributed pro forma net income	$542	$650	$2,237	$4,078

Adjusted fully distributed pro forma net income per share of Class A common stock:
Basic	$0.02	$0.02	$0.09	$0.16

Diluted	$0.02	$0.02	$0.09	$0.16

Weighted average shares of Class A common stock outstanding used in computing adjusted fully distributed pro forma net income (e):
Basic	26,002,754	26,002,754	26,002,754	26,002,754

Diluted	26,002,754	26,002,754	26,002,754	26,002,754

(a)	We operate on a 52- or 53-week fiscal year ending on the last Tuesday of each calendar year for financial reporting purposes. Each of our fiscal quarters consists of 13 weeks, with the exception of a 53-week year in which the fourth quarter has 14 weeks. The 2013 fiscal year contained 53 weeks.
(b)	Includes management fees and other out-of-pocket costs incurred by us and payable to our Sponsor. This management agreement was terminated with the completion of the IPO.
(c)	Reflects an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.
(d)	Reflects income tax expense at an effective rate of 42.55% on income before income taxes assuming the conversion of all Class B shares for shares of Class A common stock. The estimated tax rate includes provisions for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and local jurisdiciton.
(e)	For all periods presented, represents the total number of shares of Class A common stock outstanding including all 17,028,204 Class B shares as if they were exchanged on a one-for-one basis for the Company’s Class A common stock.